UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 8, 2004

INLAND REAL ESTATE CORPORATION
 (Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	001-32185 (Commission File Number)	36-3953261 (IRS Employer Identification No.)
2901 Butterfield Road Oak Brook, Illinois 60523 (Address of Principal Executive Offices)
(630) 218-8000 (Registrant’s Telephone Number, Including Area Code)
N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Item 8.01.  Other Events.

On October 14, 2004, Inland Real Estate Corporation (the “Company”) issued a press release announcing that it has formed a strategic joint venture with the New York State Teachers’ Retirement System (“NYSTRS”).  Pursuant to an Operating Agreement dated as of October 8, 2004 between the Company and NYSTRS, the joint venture was formed to acquire up to $400 million of neighborhood and community retail centers located in the Company’s targeted markets throughout the Midwest.  A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated in its entirety into this disclosure by reference.

Upon the initial closing, the Company will contribute eight retail centers with an approximate net equity value of $100 million, and NYSTRS will contribute approximately $50 million of equity capital.   In addition, NYSTRS has committed to contribute, subject to satisfying certain conditions, an additional $100 million for future acquisitions, for a total contribution of approximately $150 million.   The Company has also agreed to invest, subject to satisfying certain conditions, an additional $100 million in the joint venture.   The joint venture will acquire additional assets using leverage consistent with the Company’s existing business plan during the next two years to achieve its investment objectives.

The Company will be the managing member of the venture and will perform the venture’s acquisition, property management and leasing functions, and expand its successful operating platform.   The Company will earn fees for services provided to the venture, and has the opportunity to earn an enhanced return if certain performance hurdles are met.

The foregoing discussion of the Agreement and its terms does not purport to be complete and is subject to and qualified in its entirety by reference to the Agreement, which will be filed with the Company’s next Annual Report on Form 10-K.

Item 9.01.  Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired: N/A

(b)	Pro Forma Financial Information: N/A

(c)	Exhibits:

Exhibit No.	Description

99.1	Press release of Inland Real Estate Corporation, dated October 14, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INLAND REAL ESTATE CORPORATION

By:	/s/ Mark E. Zalatoris
Name:	Mark E. Zalatoris
Title:	Executive Vice President, Chief Operating Officer and Treasurer

Date:  October 14, 2004

exhibit index

Exhibit No.                   Description

Press release of Inland Real Estate Corporation, dated October 14, 2004